UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 23, 2023

Assure Holdings Corp.

(Exact name of registrant as specified in its charter)

Nevada	001-40785	82-2726719
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7887 East Belleview Avenue, Suite 500 Denver, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 720-287-3093

_____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	IONM	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On June 23, 2023, Assure Holdings Corp. (the “Company”) entered into a binding letter of intent with Innovation Neuromonitoring LLC (“Innovation”), dated effective June 22, 2023, pursuant to which the Company anticipates purchasing certain assets of Innovation, currently used and/or necessary for the business operations as currently conducted by Innovation (the “Purchased Assets”), including, without limitation, five (5) IONM monitoring machines, computer records, customer lists, books and records, goodwill, materials, supplies, transferable licenses, business names, contract rights (other than contracts excluded under the definitive agreement to be finalized between the parties), software and software licenses (to the extent assignable), trade secrets, trademarks, patents, intellectual property, tradenames, telephone numbers, websites, domain names, email addresses and other assets used in connection with the operation of Innovation, along with all on-hand inventory, to be delivered free and clear of all liens and indebtedness. In connection with the Company’s purchase of the Purchased Assets, the Company shall assume no liabilities.

The Purchased Assets shall be conveyed to the Company, free and clear of all liens and encumbrances of any kind or nature. The Parties agreed that the target close date for the transactions would be on or after July 1, 2023.

The total purchase price is $1,200,000 (the “Purchase Price”). The Purchase Price shall be paid as follows based upon the operations of the acquired business performing a minimum of 3,000 surgeries for the 12 months following the closing date of the transaction with a commercial payor mix of at least 45%. If the operations perform more than 3,000 procedures with a commercial payor mix of at least 45%, the Company will compensate former shareholders of Innovation $400 per procedure. Further, if the acquired assets perform fewer than 3,000 procedures during the 12 months following the closing date of the transaction, the Purchase Price – Cash Over Time (as defined below) shall be reduced by $400 per procedure.

$400,000 of the Purchase Price shall be paid in common stock of the Company, issued at closing to Innovation. The common stock received by Innovation shall be subject to a 6 month lock-up. $300,000 of the Purchase Price shall be paid in cash, $100,000 issued on June 23, 2023, $200,000 issued at the closing to Innovation (“Purchase Price – Cash”). $500,000 of the Purchase Price shall be paid in cash, issued over 24 monthly equal installments to Innovation, on the first day of each month, beginning on August 1, 2023 (“Purchase Price – Cash Over Time”). The Purchase Price – Cash Over Time, shall be subject to set off pursuant to the terms and conditions set forth in the definitive agreement for breaches by Innovation of its obligations under the definitive agreement, including, without limitation, breaches of representations and warranties and claims in indemnity. The initial $100,000 shall be secured by all the assets of Innovation and related companies and shall accrue interest at an annualize rate of 15%.

The Parties agreed to memorialize all of their agreements related to the transactions contemplated in the letter of intent through their mutual execution of a definitive asset purchase agreement. The definitive agreement shall contain customary covenants, representations, warranties, indemnities and set offs. The Parties agreed to execute the definitive agreement on or before July 23, 2023.

The consummation of the transactions contemplated by the letter of intent are subject to the satisfaction of certain customary conditions including the Company's satisfactory completion of a due diligence review of Innovation, its business operations and the Purchased Assets.

Innovation agreed that it will not directly or indirectly, through any officer, director, equity holder, partner, member, employee, representative, advisor, or agent of Innovation (each a “Target Representative”), negotiate with or solicit offers from any potential purchaser of Innovation (or its assets) after the execution of the letter of intent until the termination of the letter of intent (“Exclusivity Period”). In the event Innovation receives any inquiry from a party other than Purchaser regarding an acquisition of the equity or assets of Innovation, or otherwise related to a transaction that would result in a merger of, partnership or joint venture with, or acquisition of Innovation, Innovation shall notify Purchaser in writing of the details ofsuch inquiry within 48 hours

The letter of intent may be terminated (i) at any time upon the mutual written consent of the Parties; (ii) by the Company at any time in the event (a) it is not able to obtain the requisite approvals, or (b) any of the conditions set forth in the letter of intent, including satisfactory completion of diligence, are not met or waived; or (iii) on July 31, 2023. In the event of a termination of the letter of intent, Innovation will continue to be bound by its obligations for the repayment of the $100,00 advance and related interest, due within 30 days of termination.

The above is a summary of the material terrms of the letter of intent and is qualified in its entirety by the letter of intent which is filed as exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

Exhibit No.	Name
10.1	Letter of Intent with Innovation
104	Cover Page Interactive Data File (formatted in Inline XBRL and included as Exhibit 101).

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURE HOLDINGS CORP.

Date: June 29, 2023	By:	/s/ John Price
	Name:	John Price
	Title:	Chief Financial Officer